Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-76600, No. 333-76594, No. 333-135839, and No. 333-168237 on Forms S-8 of Fulton Financial Corporation of our report dated July 1, 2013 relating to the statement of net assets available for benefits of the Fulton Financial Corporation 401(k) Retirement Plan (the "Plan") as of December 31, 2012 and the related statement of changes in net assets available for benefits for the year then ended appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2013.

/s/ Crowe Horwath LLP

Columbus, Ohio
June 25, 2014